Exhibit 99.1

FOR IMMEDIATE RELEASE:
DATE: January 24, 2013
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Corporate Relations - Media
CONTACT: Lorrie Paul Crum
PHONE: 724-539-6792
KENNAMETAL ANNOUNCES SECOND QUARTER 2013 RESULTS
-    Reported EPS of $0.52; Stellite accretive $0.02 per share
-    Delivered double digit operating margin
-    Strengthened financial position and liquidity with $400 million bond issuance
-    Revised guidance for slower-than-expected recovery
LATROBE, Pa., (January 24, 2013) – Kennametal Inc. (NYSE: KMT) today reported fiscal 2013 second-quarter results, with earnings per diluted share (EPS) of $0.52 compared with the prior-year quarter EPS of $0.91.
“We again sustained strong performance, in both profitability and return on invested capital, despite generally lackluster activity in the global industrial markets,” said Kennametal Chairman, President and Chief Executive Officer Carlos Cardoso.  “While recovery is progressing more slowly than expected, we have kept our organization agile and ready for the resumption of growth. Our Stellite acquisition is contributing to earnings and opening us to new growth opportunities in the energy and power generation industries.  In addition, Kennametal remains committed to maximizing our results and maintaining our strong balance sheet to deliver increased shareholder value.”
Fiscal 2013 Second Quarter Key Developments

•
Sales were $633 million, compared with $642 million in the same quarter last year. Sales decreased by 1 percent, reflecting a 10 percent organic decline and a 1 percent unfavorable effect from currency exchange, partially offset by a 9 percent increase from Stellite and 1 percent from the effect of more business days.

•
Operating income was $66 million, compared with $94 million in the same quarter last year. Stellite contributed $5 million of operating income in the current year quarter. Operating income decreased due to lower absorption of manufacturing costs related to reduced sales volume and an inventory reduction initiative, as well as an unfavorable sales mix. The company reduced operating expense with additional cost-control measures to partially offset these effects. Excluding Stellite, adjusted operating margin was 10.7 percent, compared with an operating margin of 14.7 percent in the prior year.

•
The results reflect a higher effective tax rate in the current quarter, at 26.4 percent, compared with 17.3 percent in the prior year. The difference includes the impacts of a valuation allowance adjustment in the prior year and lower current quarter earnings contribution from Europe where tax rates are lower than those in the United States.

•	EPS were $0.52, compared with the prior year quarter EPS of $0.91. The current year EPS includes $0.02 per share accretion from Stellite.

•	Adjusted return on invested capital (ROIC) was 12.5 percent as of December 31, 2012.

•
Year to date, the company generated $54 million in cash flow from operating activities, compared with $71 million in the prior year period. Net capital expenditures were $34 million and $33 million for the six months ended December 31, 2012 and 2011, respectively. For the first half of this fiscal year, the company realized free operating cash flow of $21 million compared with $38 million for the same period last year.

•
The company also bought back 560,200 shares of its capital stock. Year-to-date purchases now total approximately 1.3 million shares, under the amended, multiyear share repurchase program announced in July. Approximately 7.2 million shares remain available under the program.

Enhanced Liquidity and Strengthened Financial Position
In November 2012, the company further enhanced liquidity and strengthened its financial position by issuing $400 million of 2.65 percent Senior Unsecured Notes due in 2019.
Segment Developments for the Fiscal 2013 Second Quarter

•
Industrial segment sales of $361 million declined 12 percent from $410 million in the prior year quarter, reflecting a 10 percent organic decline and a 2 percent unfavorable effect from currency exchange. On an organic basis, sales declined 15 percent in general engineering and 8 percent in transportation, while aerospace and defense sales grew 10 percent. Inventory destocking affected indirect sales in general engineering, as distributors responded to the slow macro environment. The decline in transportation reflected lower vehicle production rates and extended plant shut-downs, while aerospace and defense sales grew with increased production of commercial aircraft. On a regional basis, sales declined approximately 15 percent in Asia, 9 percent in Europe and 8 percent in the Americas.

•
Industrial segment operating income was $37 million compared with $63 million in the prior year. Industrial operating income decreased due to lower absorption of manufacturing costs related to reduced sales volume and an inventory reduction initiative, as well as an unfavorable sales mix. Industrial operating margin was 10.4 percent compared with 15.3 percent in the prior year.

•
Infrastructure segment sales of $272 million increased 17 percent from $232 million in the prior year, driven by 26 percent growth from Stellite, partially offset by an 8 percent organic decline and a 1 percent unfavorable effect from currency exchange. On an organic basis, sales declined by 13 percent in energy and 6 percent in the earthworks markets. Earthworks sales declined from persistently weak coal mining activity in North America, where a number of mine closures further depressed sales. Energy sales fell globally due to reduced drilling activity in oil and gas. On a regional basis excluding the impact of Stellite, sales decreased approximately12 percent in the Americas and 3 percent in Asia and remained flat in Europe.

•
Infrastructure segment operating income was $31 million, compared with $33 million in the same quarter of the prior year. Operating income benefited from Stellite operating income of $5 million, which was more than offset by the effects of the organic sales decline and lower absorption of manufacturing costs, as well as an unfavorable sales mix. Infrastructure adjusted operating margin was 12.3 percent compared with 14.4 percent in the prior year.

Fiscal 2013 First Half Key Developments

•
Sales were $1,263 million, compared with $1,301 million in the same period last year. Sales decreased by 3 percent, driven by an 8 percent organic decline and 4 percent unfavorable effect from currency exchange, partially offset by a 9 percent increase from Stellite.

•
Operating income was $131 million, compared with $196 million in the same period last year. Stellite contributed $8 million of operating income year to date. Operating income decreased primarily due to lower sales volume, lower absorption of manufacturing costs as well as unfavorable currency exchange. This decrease was partially offset by reduced operating expense achieved with cost control. Excluding Stellite, year to date adjusted operating margin was 10.7 percent, compared with an operating margin of 15.0 percent in the prior year.

•	EPS were $1.09, compared with the prior year period EPS of $1.79. The current year EPS includes $0.02 per share accretion from Stellite.
Reconciliations of all non-GAAP financial measures are set forth in the tables attached, and corresponding descriptions are contained in the company’s report on Form 8-K, to which this news release is attached.

Outlook
Due to slower than expected demand in the company's served markets, Kennametal adjusted its full-year outlook given lower sales volumes.  However, the company notes that its order rates have remained steady over the past few months, which may reflect that bottoming has occurred.
The company now expects fiscal 2013 sales growth between negative 2 and negative 4 percent, with organic sales ranging from negative 7 to negative 9 percent. Previously, the company had forecast total sales growth ranging from 3 to 6 percent with organic sales growth of flat to negative 3 percent.
Based on the revision, the company has reduced its EPS guidance for fiscal 2013 to range from $2.60 to $2.80, versus its previous expectation of $3.40 to $3.70. Included in this outlook is the accretive contribution of the Stellite acquisition, which is now expected to range between $0.10 and $0.15 per share as compared to the previous range of $0.15 and $0.25 per share, net of integration costs.
The company now expects to generate cash flow from operations between $290 million and $325 million for fiscal 2013, compared with the previous range of $320 million to $385 million. Based on anticipated capital expenditures of approximately $90 million to $100 million, the company expects to generate between $200 million and $225 million of free operating cash flow for the full fiscal year, as compared to the previous range of $225 million to $275 million.
Dividend Declared
Kennametal also announced that its board of directors declared a quarterly cash dividend of $0.16 per share. The dividend is payable February 20, 2013 to shareowners of record as of the close of business on February 5, 2013.
Kennametal advises shareowners to note monthly order trends, for which the company generally makes a disclosure ten business days after the conclusion of each month. This information is available via the Investor Relations section of Kennametal’s corporate website at www.kennametal.com.
The company will discuss its fiscal 2013 second-quarter results in a live webcast at 10:00 a.m. ET today. This event will be broadcast live on the company’s website, www.kennametal.com. To access the webcast, select “Investor Relations” and then “Events.” A recorded replay of this event also will be available on the company’s website through February 25, 2013.
Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2013 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; availability and cost of the raw materials we use to manufacture our products; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; our ability to protect and defend our intellectual property; competition; our ability to retain our management and employees; demands on management resources; demand for and market acceptance of our products; integrating acquisitions and achieving the expected savings and synergies; business divestitures; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

Kennametal Inc. (NYSE: KMT) delivers productivity to customers seeking peak performance in demanding environments by providing innovative custom and standard wear-resistant solutions. This proven productivity is enabled through our advanced materials sciences and application knowledge. Our commitment to a sustainable environment provides additional value to our customers. Companies operating in everything from airframes to coal mining, from engines to oil wells and from turbochargers to construction recognize Kennametal for extraordinary contributions to their value chains. In fiscal year 2012, customers bought nearly $3 billion of Kennametal products and services – delivered by our approximately 13,000 talented employees doing business in more than 60 countries worldwide – with more than 50 percent of these revenues coming from outside North America. Visit us at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands, except per share amounts)	2012	2011	2012	2011
Sales	$633,144	$641,741	$1,262,603	$1,300,618
Cost of goods sold	433,697	409,855	854,808	817,672
Gross profit	199,447	231,886	407,795	482,946
Operating expense	127,778	134,566	266,638	280,555
Amortization of intangibles	5,200	3,272	10,307	6,733
Operating income	66,469	94,048	130,850	195,658
Interest expense	6,970	5,256	12,926	10,743
Other expense (income), net	655	(1,258)	(246)	(684)
Income from continuing operations before income taxes	58,844	90,050	118,170	185,599
Provision for income taxes	15,535	15,579	27,815	37,555
Net income	43,309	74,471	90,355	148,044
Less: Net income attributable to noncontrolling interests	1,167	774	1,823	2,361
Net income attributable to Kennametal	$42,142	$73,697	$88,532	$145,683
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREOWNERS
Basic earnings per share	$0.53	$0.92	$1.11	$1.82
Diluted earnings per share	$0.52	$0.91	$1.09	$1.79
Dividends per share	$0.16	$0.14	$0.32	$0.26
Basic weighted average shares outstanding	79,713	79,765	79,980	80,212
Diluted weighted average shares outstanding	80,986	80,936	81,164	81,357

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	December 31, 2012	June 30, 2012
ASSETS
Cash and cash equivalents	$216,771	$116,466
Accounts receivable, net	412,563	478,989
Inventories	619,484	585,856
Other current assets	107,545	101,651
Total current assets	1,356,363	1,282,962
Property, plant and equipment, net	737,638	742,201
Goodwill and other intangible assets, net	961,786	962,837
Other assets	44,752	46,188
Total assets	$3,100,539	$3,034,188
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$2,647	$75,137
Accounts payable	155,401	219,475
Other current liabilities	204,477	284,010
Total current liabilities	362,525	578,622
Long-term debt and capital leases	704,212	490,608
Other liabilities	289,359	296,737
Total liabilities	1,356,096	1,365,967
KENNAMETAL SHAREOWNERS’ EQUITY	1,719,991	1,643,850
NONCONTROLLING INTERESTS	24,452	24,371
Total liabilities and equity	$3,100,539	$3,034,188

SEGMENT DATA (UNAUDITED)	Three Months Ended December 31,		Six Months Ended December 31,
(in thousands)	2012	2011	2012	2011
Outside Sales:
Industrial	$361,171	$409,887	$714,348	$827,706
Infrastructure	271,973	231,854	548,255	472,912
Total outside sales	$633,144	$641,741	$1,262,603	$1,300,618
Sales By Geographic Region:
North America	$279,943	$288,622	$563,167	$591,168
Western Europe	184,433	177,474	360,587	362,973
Rest of World	168,768	175,645	338,849	346,477
Total sales by geographic region	$633,144	$641,741	$1,262,603	$1,300,618
Operating Income:
Industrial	$37,402	$62,898	$72,591	$135,583
Infrastructure	31,181	33,312	62,916	65,866
Corporate (1)	(2,114)	(2,162)	(4,657)	(5,791)
Total operating income	$66,469	$94,048	$130,850	$195,658
(1)  Represents unallocated corporate expenses

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including, sales, operating income and margin, net income and diluted earnings per share, Infrastructure sales, operating income and margin, free operating cash flow and return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.
THREE MONTHS ENDED DECEMBER 31, 2012 - (UNAUDITED)

(in thousands, except percents)			Infrastructure Sales	Infrastructure Operating Income
2013 Reported Results			$271,973	$31,181
2013 Reported Operating Margin				11.5%
Acquisition impact (2)			(60,151)	(5,186)
2013 Adjusted Results			$211,822	$25,995
2013 Adjusted Operating Margin				12.3%
THREE MONTHS ENDED DECEMBER 31, 2012 - (UNAUDITED)
(in thousands, except per share amounts)	Sales	Operating Income	Net Income (3)	Diluted EPS
2013 Reported Results	$633,144	$66,469	$42,142	$0.52
2013 Reported Operating Margin		10.5%
Acquisition impact (2)	(60,151)	(5,186)	(1,696)	(0.02)
2013 Adjusted Results	$572,993	$61,283	$40,446	$0.50
2013 Adjusted Operating Margin		10.7%

SIX MONTHS ENDED DECEMBER 31, 2012 - (UNAUDITED)
(in thousands, except per share amounts)	Sales	Operating Income	Net Income (3)	Diluted EPS
2013 Reported Results	1,262,603	130,850	88,532	1.09
2013 Reported Operating Margin		10.4%
Acquisition impact (2)	(119,656)	(8,278)	(2,071)	(0.02)
2013 Adjusted Results	1,142,947	122,572	86,461	1.07
2013 Adjusted Operating Margin		10.7%
(2)  Includes the impact of Stellite operations
(3)  Represents amounts attributable to Kennametal Shareowners

FREE OPERATING CASH FLOW (UNAUDITED)	Six Months Ended
	December 31,
(in thousands)	2012	2011
Net cash flow from operating activities	$54,235	$71,099
Purchases of property, plant and equipment	(34,372)	(35,593)
Proceeds from disposals of property, plant and equipment	704	2,557
Free operating cash flow	$20,567	$38,063

RETURN ON INVESTED CAPITAL (UNAUDITED)
December 31, 2012 (in thousands, except percents)

Invested Capital	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011	Average
Debt	$706,859	$601,124	$565,745	$640,871	$307,938	$564,507
Total equity	1,744,443	1,712,532	1,668,221	1,745,699	1,630,174	1,700,214
Total	$2,451,302	$2,313,656	$2,233,966	$2,386,570	$1,938,112	$2,264,721
		Three Months Ended
Interest Expense		12/31/2012	9/30/2012	6/30/2012	3/31/2012	Total
Interest expense		$6,970	$5,956	$8,469	$8,003	$29,398
Income tax benefit						6,321
Total interest expense, net of tax						$23,077
Total Income		12/31/2012	9/30/2012	6/30/2012	3/31/2012	Total
Net income attributable to Kennametal, as reported		$42,142	$46,390	$86,048	$75,499	$250,079
Stellite acquisition charges		—	—	2,267	4,738	7,005
Noncontrolling interest		1,167	657	504	738	3,066
Total income, adjusted		$43,309	$47,047	$88,819	$80,975	$260,150
Total interest expense, net of tax						23,077
						$283,227
Average invested capital						$2,264,721
Adjusted Return on Invested Capital						12.5%
Return on invested capital calculated utilizing net income, as reported is as follows:
Net income attributable to Kennametal, as reported						$250,079
Total interest expense, net of tax						23,077
						$273,156
Average invested capital						$2,264,721
Return on Invested Capital						12.1%